Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Action 2025 Shareholding Plan of Sanofi, of our report dated February 23, 2024, with respect to the consolidated financial statements of Sanofi S.A. and its subsidiaries (the “Group”) as of and for the years ended December 31, 2023 and December 31, 2022 before the effects of adjustments to retrospectively reflect the classification as discontinued operations of Opella described in Note D.1.1.2 and before the recast of the segment information described in Note D.35, included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young et Autres

Paris-La Défense, France

March 27, 2025